Mid-America Apartment Communities Announces Taxable Composition of 2010 Dividends

MEMPHIS, Tenn., Jan. 21, 2011 /PRNewswire/ -- Mid-America Apartment Communities, Inc. (NYSE: MAA) today announced the taxable composition of its 2010 distributions paid to shareholders. The amount of distribution referred to as return of capital is considered by the Internal Revenue Service to be a return of invested capital and is not currently taxable. This amount should be applied to reduce the shareholders' tax cost basis of the related shares. The company did not incur any foreign taxes. The composition presented is applicable to all dividend distributions during 2010. The classifications for 2010 are as follows:

COMMON STOCK (CUSIP NO. 59522J103)

Record Dates	Payable Dates	Cash Distributions Per Share	Ordinary Taxable Distribution	Long-Term Capital Gains	Return of Capital	Unrecaptured Sec. 1250 Gain
1/15/2010 4/15/2010 7/15/2010 10/15/2010	1/29/2010 4/30/2010 7/30/2010 10/29/2010	$0.615 $0.615 $0.615 $0.615	66.64% 66.64% 66.64% 66.64%	0.00% 0.00% 0.00% 0.00%	33.36% 33.36% 33.36% 33.36%	0.00% 0.00% 0.00% 0.00%

8.30% SERIES H CUMULATIVE REDEEMABLE PREFERRED STOCK (CUSIP NO. 59522J806)

Record Dates	Payable Dates	Cash Distribution per Share	Ordinary Taxable Distribution	Long-Term Capital Gain	Return of Capital	Unrecaptured Sec. 1250 Gain
3/12/2010 6/2/2010 (1) 6/11/2010 8/5/2010 (2)	3/23/2010 6/2/2010 6/23/2010 8/5/2010	$0.51875 $0.53003 $0.51875 $0.37215	100.00% 100.00% 100.00% 100.00%	0.00% 0.00% 0.00% 0.00%	0.00% 0.00% 0.00% 0.00%	0.00% 0.00% 0.00% 0.00%

(1) On May 3, 2010, MAA announced the redemption of 3,100,001 shares of the then 6,200,000 outstanding shares of the 8.30% Series H Cumulative Redeemable Preferred Stock, or Series H Preferred.  On June 2, 2010, as a part of that redemption, MAA paid all unpaid accumulated dividends to and including the redemption date.

(2) On July 6, 2010, MAA announced the redemption of the then remaining 3,099,999 shares of Series H Preferred stock. On August 5, 2010, as a part of that redemption, MAA paid all unpaid accumulated dividends to and including the redemption date.

The Long Term Capital Gain Distributions qualify for the 15% Reduced Tax Rate on Capital Gains.  Please note REIT Ordinary Taxable Dividends, by law, do not qualify for the Reduced Tax Rate of 15%.

This release is based on the preliminary work the company has performed on its filings and is subject to correction or adjustment based on the completion of those filings.  The company is releasing information at this time to aid those required to distribute 1099s on the company's dividends.  No material change in the taxable composition is expected.

MAA is a self-administered, self-managed apartment-only real estate investment trust which owns or has ownership interest in 46,650 apartment units throughout the Sunbelt region of the U.S. 6584 Poplar Avenue, Memphis, TN  38138, (901) 682-6600 FAX: (901) 682-6667 Web-Site: www.maac.net

CONTACT:  Investor Relations of Mid-America Apartment Communities, +1-901-682-6600, or investor.relations@maac.net